Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index due July 6, 2029

Term Sheet dated May 29, 2025

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measures:	The Dow Jones Industrial Average® (the “INDU Index”), the Russell 2000® Index (the “RTY Index”) and the S&P 500® Index (the “SPX Index”) (each, an “Index,” and collectively, the “Indices”)
Pricing Date:	June 30, 2025
Issue Date:	July 3, 2025
Final Calculation Day:	July 2, 2029
Stated Maturity Date:	July 6, 2029
Face Amount:	$1,000 per security
Automatic Call:	If the closing value of the lowest performing Index on any call date is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to that call date.
Call Dates and Call Premiums:	The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of at least 10.00% per annum (to be determined on the pricing date). See “Call Dates and Call Premiums” on page 2.
Call Settlement Date:	Three business days after the applicable call date, provided that the call settlement date for the final calculation day is the stated maturity date
Maturity Payment Amount, if the Securities Are Not Automatically Called (per Security):

 • if the ending value of the lowest performing Index on the final calculation day is greater than or equal to its threshold value: $1,000; or

 • if the ending value of the lowest performing Index on the final calculation day is less than its threshold value:

$1,000 + ($1,000 × index return of the lowest performing Index on the final calculation day)

Lowest Performing Index:	For any call date, the “lowest performing Index” will be the Index with the lowest index return on that call date.
Starting Value:	For each Index, its closing value on the pricing date
Ending Value:	For each Index, its closing value on the final calculation day
Threshold Value:	For each Index, 75% of its starting value
Index Return:	For each Index on any call date, (closing value on that call date – starting value) / starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.
CUSIP:	78017K3B6

Hypothetical Payout Profile*

* Assumes a call premium for each call date equal to the lowest possible call premium for that call date that may be determined on the pricing date

If the securities are automatically called, the positive return on the securities will be limited to the applicable call premium, and you will not participate in any appreciation of any Index, which may be significant.

If the securities are not automatically called and the ending value of the lowest performing Index on the final calculation day is less than its threshold value, you will have full downside exposure to the decrease in the value of that Index from its starting value, and you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $903.00 and $953.00 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325006664/dp229415_424b2-wfceln318wof.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums

Call Date	Call Premium
July 6, 2026	At least 10.000% of the face amount
August 3, 2026	At least 10.833% of the face amount
September 3, 2026	At least 11.667% of the face amount
October 5, 2026	At least 12.500% of the face amount
November 3, 2026	At least 13.333% of the face amount
December 3, 2026	At least 14.167% of the face amount
January 4, 2027	At least 15.000% of the face amount
February 3, 2027	At least 15.833% of the face amount
March 3, 2027	At least 16.667% of the face amount
April 5, 2027	At least 17.500% of the face amount
May 3, 2027	At least 18.333% of the face amount
June 3, 2027	At least 19.167% of the face amount
July 6, 2027	At least 20.000% of the face amount
August 3, 2027	At least 20.833% of the face amount
September 3, 2027	At least 21.667% of the face amount
October 4, 2027	At least 22.500% of the face amount
November 3, 2027	At least 23.333% of the face amount
December 3, 2027	At least 24.167% of the face amount
January 3, 2028	At least 25.000% of the face amount

Call Date	Call Premium
February 3, 2028	At least 25.833% of the face amount
March 3, 2028	At least 26.667% of the face amount
April 3, 2028	At least 27.500% of the face amount
May 3, 2028	At least 28.333% of the face amount
June 5, 2028	At least 29.167% of the face amount
July 3, 2028	At least 30.000% of the face amount
August 3, 2028	At least 30.833% of the face amount
September 5, 2028	At least 31.667% of the face amount
October 3, 2028	At least 32.500% of the face amount
November 3, 2028	At least 33.333% of the face amount
December 4, 2028	At least 34.167% of the face amount
January 3, 2029	At least 35.000% of the face amount
February 5, 2029	At least 35.833% of the face amount
March 5, 2029	At least 36.667% of the face amount
April 3, 2029	At least 37.500% of the face amount
May 3, 2029	At least 38.333% of the face amount
June 4, 2029	At least 39.167% of the face amount
July 2, 2029 (the final calculation day)	At least 40.000% of the face amount

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Securities Are Not Automatically Called And The Ending Value Of The Lowest Performing Index On The Final Calculation Day Is Less Than Its Threshold Value, You Will Lose More Than 25%, And Possibly All, Of The Face Amount Of Your Securities At Stated Maturity.

•	If The Securities Are Automatically Called, Your Return Will Be Limited To The Applicable Call Premium.

•	The Securities Do Not Pay Interest, And Your Return On The Securities May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To The Full Downside Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.

•	A Call Settlement Date May Be Postponed If The Relevant Call Date Is Postponed.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Indices

•	The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The RTY Index.

•	Investing In The Securities Is Not The Same As Investing In The Indices.

•	Historical Values Of An Index Should Not Be Taken As An Indication Of The Future Performance Of That Index During The Term Of The Securities.

•	Changes That Affect The Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Indices.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

As used in this term sheet, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.